EXHIBIT 99.1

Galaxy Gaming Provides Important Updates to Shareholders

LAS VEGAS, Oct. 22, 2012 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCBB:GLXZ), the world's second largest developer, manufacturer and distributor of casino table games and enhanced casino systems, announced today its Chief Executive Officer, Robert Saucier, sent out communication to its shareholders updating them of important developments pertaining to the Company. In the correspondence, titled "Open Letter to Galaxy Gaming Shareholders," Galaxy's CEO discussed the following:

  The Company's commitment to improved investor relations as a result of a recent event known as "GLXZ Investor Visibly Summit."
  Supplemental information regarding prior press releases pertaining to expansion in Pennsylvania and Colorado.
  A recap of the results Galaxy Gaming experienced as a result of its presence at the recent Global Gaming Expo.
  A discussion regarding the Company's future growth prospects.

Galaxy's CEO opened the communication with a comment regarding a disagreement between it and a former bank. The letter closed with a reinforcement of the commitment by the Galaxy Gaming team to execute its strategies designed to increase shareholder value.  The Letter to Shareholders can be viewed in its entirety at the Galaxy Gaming website.

About Galaxy Gaming

Headquartered in Las Vegas, Galaxy Gaming (www.galaxygaming.com) is the world's second largest developer, manufacturer and distributor of casino table games including Lucky Ladies, Texas Shootout, Emperor's Challenge, Deuces Wild, 21+3, Three Card Poker and Bonus Craps. In addition, it develops innovative and enhanced electronic wagering platforms and systems such as its Bonus Jackpot System, its Inter-Casino Jackpot System, MEGA-Share and the TableMAX e-Table Gaming System. Galaxy Gaming distributes its products to casinos worldwide.

CONTACT: Galaxy Gaming
         Robert Saucier, CEO
         Gary Vecchiarelli, CFO
         (702) 939-3254